Exhibit (a)(1)(G)

This notice is neither an offer to purchase nor a solicitation of an offer to sell any Shares or ADSs (each as defined below). The Delisting Purchase Offer (as defined below) is made solely by the Offer Document (as defined below) and is being made to all holders of Shares, including those represented by ADSs. The Delisting Purchase Offer is being made pursuant to the German Securities Acquisition and Takeover Act (the “German Takeover Act”) and applicable U.S. securities laws, and the Bidder (as defined below) does not assume any responsibility for making any further announcement or registrations or for obtaining further licenses or approvals in respect of the Delisting Purchase Offer outside of Germany and the United States. The Bidder (as defined below) is not aware of any state where the making of the Delisting Purchase Offer is prohibited by any administrative or judicial action pursuant to any valid U.S. state statute. If the Bidder becomes aware of any valid U.S. state statute prohibiting the making of the Delisting Purchase Offer or the acceptance of the Shares, including Shares represented by ADSs, pursuant thereto, the Bidder will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Delisting Purchase Offer. If, after a good faith effort, the Bidder cannot do so, the Bidder will not make the Delisting Purchase Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares or ADSs in that state.

Notice of Offer to

Purchase for Cash

All No-Par Value Bearer Shares,

Including Those Represented by

American Depositary Shares, of

MorphoSys AG

at

EUR 68.00 per Share

by

Novartis BidCo AG

Novartis BidCo AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Bidder”), is offering (together with any amendments or supplements thereto, the “Delisting Purchase Offer”) to acquire all outstanding no-par value registered shares (the “Shares”), not directly held by Novartis BidCo Germany AG, of MorphoSys AG, including Shares represented by American Depositary Shares (“ADSs”, and together with the Shares, “MorphoSys Securities”), a German stock corporation (“MorphoSys”), at a purchase price of EUR 68.00 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer Document published July 4, 2024 (the “Offer Document”) and (i) with respect to holders of Shares (but not ADSs) (“Shareholders”), in the declaration of acceptance (the “Declaration of Acceptance”) and (ii) with respect to holders of ADSs (the “ADS Holders”, and together with Shareholders, the “MorphoSys Securityholders”), in the ADS letter of transmittal (the “ADS Letter of Transmittal”). This notice applies only to Shares held by Shareholders in the United States and ADSs. The Bidder is an indirect wholly-owned subsidiary of Novartis AG (“Novartis”), a publicly listed company whose stock trades on the SIX Swiss Exchange under the ticker symbol “NOVN” and on the New York Stock Exchange in the form of American Depositary Shares under the ticker symbol “NVS”. Novartis AG is not controlled by any of its shareholders.

THE ACCEPTANCE PERIOD (AS DEFINED BELOW) WILL EXPIRE ON AUGUST 2, 2024 (24:00 HOURS LOCAL TIME FRANKFURT AM MAIN, FEDERAL REPUBLIC OF GERMANY (“FRANKFURT TIME”)/6:00 P.M. LOCAL TIME NEW YORK, U.S.A. (“NEW YORK TIME”)), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED.

As described more fully in the Offer Document, the Delisting Purchaser Offer satisfies the requirements for a tender offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG and is, in particular, not subject to any conditions. Therefore, settlement of the Delisting Purchase Offer is not subject to any offer conditions..

Pursuant to the terms of a Delisting Agreement, dated June 20, 2024, entered into among MorphoSys AG, the Bidder and Novartis (the “Delisting Agreement”), MorphoSys’s Management Board and Supervisory Board have undertaken to support the Delisting Purchase Offer and to recommend it to the MorphoSys Securityholders, subject to standard fiduciary out provisions contained in the Delisting Agreement. In addition, MorphoSys’s Management Board and Supervisory Board have undertaken to support the delisting of the MorphoSys Securities from both the Frankfurt Stock Exchange and Nasdaq, as well as the deregistration of the MorphoSys Securities under the U.S. Exchange Act.

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The Bidder has appointed Deutsche Bank AG to act as central settlement agent in connection with the Delisting Purchase Offer (the “Central Settlement Agent”). The acceptance of the Delisting Purchase Offer by ADS Holders may only be made through The Bank of New York as tender agent (the “ADS Tender Agent”).

ADS Holders who tender their ADSs will receive the Offer Price in U.S. dollars. The Offer Price will be converted into U.S. dollars by the ADS Tender Agent by sale or any other manner it may determine. All Shareholders of Shares tendered in the Delisting Purchase Offer will receive the Offer Price in Euros.

The period during which the Delisting Purchase Offer may be accepted (together with any extensions thereof, the “Acceptance Period”) will begin on July 4, 2024 and will end on August 2, 2024 at 24:00 hours Frankfurt Time/6:00 p.m. New York Time, unless the Acceptance Period is extended. In accordance with applicable German law, the Acceptance Period will be automatically extended by law in the following circumstances: (1) upon the publication of an amendment of the Delisting Purchase Offer within two weeks of the scheduled expiration of the Acceptance Period, in which case the Acceptance Period will be extended by two weeks from the date of such scheduled expiration; (2) if a third party makes a competing offer and the Acceptance Period would otherwise have expired before the expiration of the acceptance period of such competing offer, in which case the Acceptance Period will be automatically extended so that it expires at the same time as the acceptance period of such competing offer; and (3) if a general meeting of MorphoSys is convened in connection with the Delisting Purchase Offer following publication of the Offer Document, in which case the Acceptance Period will be extended to ten weeks beginning from the date of publication of the Offer Document. During any such extension, all MorphoSys Securities previously tendered and not properly withdrawn will remain subject to the Delisting Purchase Offer, subject to the rights of a tendering MorphoSys Securityholder to withdraw such tendered MorphoSys Securities. Any such extension will be published in accordance with German law and will also be announced by press release in the United States.

ADS Holders may accept the Delisting Purchase Offer with respect to the Shares represented by their ADSs by timely delivering to the ADS Tender Agent (1) American Depository Receipts evidencing ADSs (“ADRs”) or a confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent’s account at The Depository Trust Company (“DTC”), unless, in each case, the ADSs are held directly in uncertificated form not evidenced by ADRs and not in a securities account with a broker or other securities intermediary; (2) a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the Offer Document) in connection with a book-entry transfer of ADSs; and (3) any other documents required by the ADS Letter of Transmittal. In certain cases, ADS holders may tender in accordance with procedures for guaranteed delivery described in Section 13.2.2(d) of the Offer Document.

Shareholders may only accept the Delisting Purchase Offer by delivering a declaration of acceptance (the “Declaration of Acceptance”) to the investment services enterprise maintaining the securities account that holds such Shareholders’ Shares (the “Custodian Bank”). Shareholders holding Shares through a Custodian Bank may obtain the Declaration of Acceptance from that Custodian Bank. Until settlement of the Delisting Purchase Offer pursuant to the terms and conditions of the Offer Document, the Shares for which the Declaration of Acceptance has become effective remain in the respective securities account of the accepting Shareholders but are re-booked to a different International Securities Identification Number (“ISIN”) at Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream”) and in the securities account of the accepting Shareholder.

The Declaration of Acceptance will only become effective upon the Shares having been re-booked to the relevant ISIN in time. As a prerequisite, the Declaration of Acceptance must be delivered to the relevant Custodian Bank within the Acceptance Period, as applicable. If a Declaration of Acceptance has been delivered to the relevant Custodian Bank within the Acceptance Period, as applicable, the re-booking of the MorphoSys Shares will be considered to have been performed in time if the re-booking at Clearstream has occurred no later than 18:00 hrs Frankfurt Time/12:00 p.m. New York Time on the second FSE Trading Day (as defined in the Offer Document) following the expiration of the Acceptance Period, as applicable.

The Bidder shall become obligated to pay for the tendered Shares, including Shares represented by ADSs, upon acceptance of the Delisting Purchase Offer from the MorphoSys Securityholders.

The Bidder will pay for Shares represented by ADSs pursuant to the Delisting Purchase Offer by depositing the Offer Price with the ADS Tender Agent. Subject to the terms and conditions of the Delisting Purchase Offer, with respect to Shares represented by ADSs tendered during the Acceptance Period and not validly withdrawn, the Bidder shall pay the Offer Price to the ADS Tender Agent’s cash account in Germany without undue delay, however no later than four Banking Days following the publication of the tender results after the expiration of the Acceptance Period.

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Subject to the terms and conditions of the Delisting Purchase Offer, the Central Settlement Agent shall transfer the Offer Price for Shares via Clearstream to the relevant Custodian Bank without undue delay, however no later than four Banking Days following, with respect to the Shares tendered during the Acceptance Period and not validly withdrawn, the publication of the tender results after the expiration of the Acceptance Period.

THE MORPHOSYS SECURITYHOLDERS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE DELISTING PURCHASE OFFER DURING THE ACCEPTANCE PERIOD, INCLUDING ANY EXTENSION THEREOF. SEE SECTION 17 OF THE OFFER DOCUMENT.

The Staff of the SEC’s Division of Corporation Finance has stated that they are in a position to grant relief with respect to matters in which the securities laws and practice in the United States conflict with those in Germany. See Section 21 of the Offer Document.

This notice and the Offer Document have been prepared on the basis that such relief has been granted to allow, among other things:

•	the payment for Shares in accordance with German practice in the manner described in Section 13.1 of the Offer Document;

•	with respect to Shares tendered during the Acceptance Period, to suspend withdrawal rights from the end of the Acceptance Period until publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG), in accordance with Section 13 of the Offer Document;

•	to issue any notice of extension of the Acceptance Period in accordance with German practice in the manner described in Section 5.2 of the Offer Document;

•	the Acceptance Period to be extended by two calendar weeks, rather than ten U.S. business days following an amendment of the Offer occurring during the last two weeks of the Acceptance Period, even if two calendar weeks were a shorter period than ten U.S. business days; and

•	to make purchases outside of the Offer in accordance with German law in the manner described in Section 6.8 of the Offer Document.

MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Offer only prior to the end of the Acceptance Period. ADS Holders may exercise their rights of withdrawal by timely delivering a written notice of withdrawal to the ADS Tender Agent specifying (1) the name of the person who tendered the ADSs to be withdrawn and (2) the number of ADSs to be withdrawn and the name of the registered holder of such ADSs, if the name is different from the person who tendered such ADSs. If ADRs evidencing ADSs to be withdrawn have been delivered to the ADS Tender Agent, then, prior to the physical release of such ADRs, the certificate numbers shown on such ADRs must be submitted to the ADS Tender Agent and the signature(s) on the notice of withdrawal must be medallion guaranteed if the original ADS Letter of Transmittal required a signature guarantee. If ADSs representing Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn ADSs or must otherwise comply with the DTC’s procedures.

Shareholders may exercise their rights of withdrawal outlined above with respect to Shares only by (1) declaring their withdrawal to their Custodian Bank in writing and in a timely manner for a specified number of tendered Shares (in the event that no number is specified, the withdrawal will be deemed to have been declared for all of the tendered Shares of the Shareholder concerned) and (2) instructing their Custodian Bank to re-book an equivalent number of Shares under the appropriate securities identification number or to reverse the book-entry transfer of such tendered Shares. The declaration of withdrawal will become effective upon the timely reversal of the book-entry transfer of the withdrawn Shares.

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The receipt of cash in the Delisting Purchase Offer in exchange for Shares will generally be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for German income tax purposes and under other applicable state, local or foreign income or other tax laws. MorphoSys Securityholders should consult their tax advisors about the particular effect the acceptance of the Delisting Purchase Offer will have on them. For more information on the U.S. federal income tax and German income tax consequences of accepting the Delisting Purchase Offer, see Section 20 of the Offer Document.

The Offer Document also includes important information about the Bidder’s intentions with respect to MorphoSys if the Delisting Purchase Offer is successful. MorphoSys Securityholders are urged to review that information carefully as it may affect their decision as to whether or not to tender Shares, including Shares represented by ADSs.

The information required to be disclosed by Rule 14d-6(d)(1) promulgated under the Exchange Act is contained in the Offer Document and is incorporated herein by reference.

The Offer Document and the applicable related documents described herein contain important information which should be read carefully before any decision is made with respect to the Delisting Purchase Offer.

Questions and requests for assistance or copies of the Offer Document, the Declaration of Acceptance or the ADS Letter of Transmittal and other tender offer documents may be directed to the Information Agent. Contact information with respect to the Information Agent is set forth below. Copies of any tender offer documents will be furnished promptly upon request at the Bidder’s expense. Furthermore, the German Offer Document and English translation thereof have been published on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer, where they can be downloaded and printed.

ADS Holders who hold their ADSs through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Delisting Purchase Offer on the ADS Holders behalf, may be charged a fee. ADS Holders who accept the Delisting Purchase Offer to acquire the Shares represented by their ADSs directly will not be charged brokerage fees. Any stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Delisting Purchase Offer shall be borne by the Bidder. The fee to be paid to the MorphoSys Depositary for the cancellation of the ADSs (USD 0.05 per ADS) will be borne by the Bidder.

The acceptance of the Delisting Purchase Offer in principle shall be free of costs and expenses of the Custodian Banks for the Shareholders who hold their Shares in a securities deposit account in the Federal Republic of Germany (except for the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank). For this purpose, the Bidder will pay to the Custodian Banks a compensation which has been separately communicated to them and which includes a market-standard custodian bank commission. For the avoidance of doubt, the Bidder wishes to point out that it cannot, however, issue binding instructions to the Custodian Banks on what costs and expenses the Custodian Banks charge for the acceptance of the Delisting Purchase Offer.

Costs imposed by other Custodian Banks or foreign intermediate custodians shall be borne by each accepting Shareholder.

The Central Settlement Agent for the Delisting Purchase Offer is:

Deutsche Bank AG

Taunusanlage 12

60325 Frankfurt am Main

Federal Republic of Germany

Fax: +49 69 910 38794

E-mail: dct.tender-offers@db.com

The ADS Tender Agent for the Delisting Purchase Offer is:

The Bank of New York

Registered, Certified or Express Mail	By Overnight Courier

The Bank of New York	The Bank of New York
Attn: Voluntary Corporate Actions, COY:	Attn: Voluntary Corporate Actions,
MPSB	COY: MPSB
P.O. Box 43011	150 Royal Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021
United States	United States

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The Information Agent for the Delisting Purchase Offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

ADS holders should contact:

Call Toll Free: +1 (866) 356-7344

Outside the U.S. Call: +1 (781) 236-4704

Email: MorphoSysADS@Georgeson.com

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